Exhibit 4.01

CHESAPEAKE CORPORATION

to

THE BANK OF NEW YORK,

Trustee

____________________

THIRD SUPPLEMENTAL INDENTURE

Dated as of December 3, 2004

Supplementing the Indenture,

dated as of July 15, 1985

THIRD SUPPLEMENTAL INDENTURE, dated as of December 3, 2004, between CHESAPEAKE CORPORATION, a corporation duly organized and existing under the laws of the Commonwealth of Virginia (herein called the "Company"), having its principal office at TWO JAMES CENTER, 1021 EAST CARY STREET, RICHMOND, VIRGINIA 23219, and THE BANK OF NEW YORK, a banking corporation organized and existing under the laws of the State of New York (as successor to Sovran Bank, N.A.), as Trustee (herein called the "Trustee").

RECITALS

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of July l5, 1985, as amended by a First Supplemental Indenture thereto, dated as of September 1, 1989, and a Second Supplemental Indenture thereto, dated as of October 4, 1999 (collectively, the "Indenture"), relating to the issuance from time to time by the Company of its Securities on terms to be specified at the time of issuance;

WHEREAS, Section 902 of the Indenture provides, among other things, that with the consent of the Holders of not less than 51% in principal amount of the Outstanding Securities of each series affected, by Act of such holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of changing or eliminating any provision of the Indenture, subject to certain limitations therein set forth;

WHEREAS, the Company's 7.20% Debentures due 2005 (the "Notes") are the only series of Outstanding Securities under the Indenture;

WHEREAS, the Company has commenced a tender offer to purchase all Notes outstanding under the Indenture (the "Tender Offer") and a solicitation of consents (the "Consent Solicitation") to amend the Indenture as set forth herein (the "Proposed Amendments");

WHEREAS, the Company has received consents ("Consents") to the Proposed Amendments from holders of not less than 51% in principal amount of Notes outstanding, which Consents shall become effective in accordance with the terms of the Tender Offer upon the Company's acceptance for payment of the related Notes;

WHEREAS, the Company and the Trustee desire to execute this Third Supplemental Indenture to be effective at such time as the Company accepts for payment Notes tendered in the Tender Offer representing not less than 51% in principal amount of Notes outstanding; and

WHEREAS, all things necessary to make this Third Supplemental Indenture a valid and legally binding agreement of the Company, in accordance with its terms, have been done.

AGREEMENT

NOW, THEREFORE, the Company and the Trustee agree as follows:

1. Clause (3) of Section 401 of the Indenture is amended to delete the following:

and, in the case of a Company Request pursuant to Clause B, an Opinion of Counsel stating (A) that Holders of Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit of cash and/or Qualified Obligations pursuant to this Section, (B) that such Holders (and future Holders of such Securities) will be subject to tax in the same amount, manner and timing as if such deposit and termination had not occurred and (C) in the event that such Company Request contemplates acquisition by or deposit with the Trustee of Qualified Obligations pursuant to this Section, that such acquisition or deposit will not violate the Investment Company Act of 1940 as in effect at the time of such Company Request.

2. Clause (3) of Section 501 of the Indenture is amended to be deleted in its entirety.

3. Sections 1005 and 1006 of the Indenture are amended to be deleted in their entirety.

4. The Indenture is amended to delete definitions or provisions from the Indenture where all references to such definitions or provisions in the Indenture are eliminated as a result of the other amendments set forth herein.

5. Except as modified herein, the Indenture, as heretofore supplemented and amended, is ratified and confirmed in all respects.

6. Capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Indenture.

7. This Third Supplemental Indenture shall become effective, without further action by the Company or the Trustee, at such time as the Company accepts for payment Notes tendered in the Tender Offer representing the Consents of not less than 51% in principal amount of Notes outstanding.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, and their respective seals to be hereunto affixed and attested, all as of the date first above written.

[CORPORATE SEAL] CHESAPEAKE CORPORATION

By: /s/ J.P. Causey Jr. ____

Title: Executive Vice President, Secretary & General Counsel

Attest:

/s/ Michael D. Beverly

Title: Assistant Secretary & Associate General Counsel

[CORPORATE SEAL] THE BANK OF NEW YORK

By: /s/ Geovanni Barris

Title: Vice President

Attest:

/s/ illegible

Title: Assistant Vice President

COMMONWEALTH OF VIRGINIA

CITY OF RICHMOND

On this 3rd day of December, 2004, before me personally came J.P. Causey Jr., to me known, who, being by me duly sworn, did depose and say that he is Executive Vice President,.Secretary & General Counsel of CHESAPEAKE CORPORATION, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal, that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.

[SEAL] /s/ Shannon R. Edens

Notary Public

My Commission expires: March 31, 2005

STATE OF NEW YORK

COUNTY OF NEW YORK

On the 3rd day of December, 2004, before me personally came Geovanni Barris, to me known, who, being by me duly sworn, did depose and say that he/she is Vice President of THE BANK OF NEW YORK, one of the corporations described in and which executed the foregoing instrument; that he/she knows the seal of said corporation, that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he/she signed his/her name thereto by like authority.

[SEAL] /s/ William J. Cassels

Notary Public

My Commission expires: May 18, 2006